Exhibit 99.1
Evolent Announces Strategic Divestiture of its Value-Based Primary Care Business, Evolent Care Partners

•Evolent reiterates outlook for Q3 2025 and full year 2025 for Revenue and Adjusted EBITDA, excluding the effect of the transaction.

•Proceeds from the transaction to be used to prepay senior term debt; Immediately accretive to Evolent’s free cash flow by more than $7 million per year.

•Evolent reiterates outlook for Q3 2025 for Revenue and Adjusted EBITDA.

WASHINGTON, September 23, 2025 /PRNewswire/ -- Evolent Health, Inc. (NYSE: EVH) ("Evolent"), a company focused on achieving better health outcomes for people with complex conditions, today announced that it has agreed to sell its value-based primary care business, Evolent Care Partners (“ECP”), to Privia Health Group, Inc. (Nasdaq: PRVA). ECP is a leading participant in the Medicare Shared Savings Program (MSSP), partnering with more than a 1,000 physicians across the nation to serve more than 120,000 members.

Evolent Co-Founder and Chief Executive Officer Seth Blackley commented, “This strategic divestiture will allow us to focus on our core specialty business while accelerating our path to reducing leverage and improving cash flow. We plan to use all net proceeds to repay borrowings on our senior credit facility. With the resulting lower interest burden, we expect this transaction to improve our annual cash flow by more than $7 million annually net of the reduced cash generation from ECP. Finally, I’d like to thank the ECP team for all their contributions to Evolent and I know they will thrive at Privia.”

Total transaction value of up to $113 million is payable in cash, with $100 million at closing and the balance in Fall 2026 based on final MSSP performance for 2025. Evolent estimates the sold assets are generating roughly $10 million in adjusted EBITDA today and estimates the reduction in interest expense from debt prepayment will be approximately $10 million. The transaction is expected to close during the fourth quarter of 2025.

In addition, today Evolent reiterated its outlook for Revenue and Adjusted EBITDA for Q3 2025 of between $460 and $480 million, and $34 and $42 million, respectively. Prior to giving effect to this transaction, Evolent also reiterated its outlook for Revenue and Adjusted EBITDA for the full year 2025 of $1.85-1.88 billion and $140-165 million, respectively.

Lazard served as financial advisor to Evolent and Bass, Berry & Sims PLC served as legal counsel to Evolent.

About Evolent Health

Evolent (NYSE: EVH) specializes in better health outcomes for people with complex conditions through proven solutions that make health care simpler and more affordable. Evolent serves a national base of leading payers and providers and is consistently recognized as a top place to work in health care nationally. Learn more about how Evolent is changing the way health care is delivered by visiting https://ir.evolent.com.

FORWARD-LOOKING STATEMENTS

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”), including, but not limited to, statements regarding the Company’s full year and third quarter 2025 guidance, consummation of the transactions contemplated by the Purchase Agreement. A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: “believe,” “anticipate,” “expect,” “estimate,” “aim,” “predict,” “potential,” “continue,” “plan,” “project,” “will,” “should,” “shall,” “may,” “might” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. The Company intends such forward-looking statements to be covered under the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. By their nature, forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These risks and uncertainties are discussed under the headings “Forward-Looking Statements-Cautionary Language,” and “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, which is on file with the U.S. Securities and Exchange Commission (the “SEC”), and in the Company’s other filings with the SEC, including its Quarterly Reports on Form 10-Q for the periods ended March 31, 2025 and June 30, 2025, filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statements were made. Except for any ongoing obligation to disclose material information as required by the United States federal securities laws, the Company does not have any intention or obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise.

Non- GAAP Disclaimer

The Company does not believe it can meaningfully reconcile guidance for non-GAAP Adjusted EBITDA to net income (loss) attributable to common shareholders of Evolent Health, Inc. because the Company cannot provide guidance for the more significant reconciling items between net income (loss) attributable to common shareholders of Evolent Health, Inc. and Adjusted EBITDA without unreasonable effort. This is due to the fact that future period non-GAAP guidance includes adjustments for items not indicative of our core operations, and as a result from changes to our business due to transactions and other events. Such items may, from time to time, include loss on repayment/extinguishment of debt; gain (loss) from equity method investees, loss on option exercise, change in fair value of contingent consideration, change in tax receivable agreement liability, other income (expense), gain (loss) on disposal of non-strategic assets, right-of-use asset impairments, losses on lease terminations, repositioning costs, stock-based compensation expense, severance costs, dividends and accretion on Series

A Preferred Stock and transaction-related costs. Such adjustments may be affected by changes in ongoing assumptions, judgements, as well as nonrecurring, unusual or unanticipated charges, expenses or gains (losses) or other items that may not directly correlate to the underlying performance of our business operations. The exact amount of these adjustments is not currently determinable but may be significant.

Evolent Contact

investorrelations@evolent.com